Exhibit 10.3

May 29, 2026

Via Email

Bret Christensen

Dear Bret:

Thank you again for your service to BioTE Medical, LLC (the “Company”). This letter sets forth the substance of your voluntary resignation and the separation of your employment from the Company (the “Agreement”).

1.
Separation. Your last day of work with the Company and your employment termination date will be June 8, 2026 (the “Separation Date”).
2.
Accrued Compensation. In the next scheduled payroll cycle after the Separation Date, the Company will pay you all accrued salary and all accrued and unused vacation/PTO earned through the Separation Date, subject to standard payroll deductions and withholdings. You will receive your accrued but unpaid compensation regardless of whether you sign this Agreement.
3.
Consideration. In consideration of the promises and obligations set forth herein, the Company will arrange to have you join the biote Corp. Board of Directors (the “Board”), effective as of the Separation Date. As a director on the Board, you will be eligible to receive cash compensation and equity awards consistent with the Company’s Non-Employee Director Compensation Policy. Your continued service on the Board and the aforementioned terms may be changed by the Board or the Company in accordance with its charter, bylaws, governing documents, and/or any other method permitted by law.
4.
Health Insurance. Unless you follow the procedures set forth in this Section, your participation in the Company’s group health insurance plan will end on the last day of the month in which the Separation Date occurs. To the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense following the Separation Date. Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish. You will be provided with a separate notice describing your rights and obligations under COBRA and a form for electing COBRA coverage.
5.
Equity Interests. You and the Company agree that the vesting of your stock option(s) will cease as of the Separation Date, and that you will have 3 months following the Separation Date to exercise any then-vested and outstanding options, notwithstanding anything to the contrary in the applicable equity plan or stock option agreement(s) or other applicable documents. Except as set forth herein, your right to exercise any vested shares, and all other rights and obligations with respect to your stock option(s), will be as set forth in your stock option agreement(s), grant notice(s), and applicable plan documents.

6.
Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you have not earned and will not receive from the Company any additional compensation (including base salary, bonus, incentive compensation, or equity), severance, or benefits before or after the Separation Date, with the exception of any vested right you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account) or any vested stock options.
1.
Expense Reimbursements. You agree that, within five (5) calendar days after the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice.
7.
Release of Claims.
(a)
Scope of Release. In exchange for the consideration provided to you under this Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Company, biote Corp., and their respective affiliated, related, parent and subsidiary entities, and its and their current and former directors, officers, employees, shareholders, partners, agents, investors, administrators, attorneys, benefit plans, plan administrators, professional employer organization or co-employer, trustees, divisions, predecessors, successors, insurers, affiliates, and assigns (collectively, the “Releasees”) from any and all claims, liabilities, demands, causes of action, and obligations, both known and unknown, arising from or in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date you sign this Agreement. This general release includes, but is not limited to: (a) all claims arising from or in any way related to your employment or relationship with the Releasees or the termination of that employment or relationship; (b) all claims related to your compensation or benefits from the Releasees, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership, equity, or profits interests in the Company; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967 (“ADEA”), the Utah Anti-Discrimination Act, the Utah Employment Relations and Collective Bargaining Act, the Utah Right to Work Act, the Utah Drug and Alcohol Testing Act, the Utah Minimum Wage Act, the Utah Employment Selection Procedures Act, the Utah Occupational Safety and Health Act, the Utah Internet Employment Privacy Act, and claims under the Texas Labor Code (including the Texas Payday law, the Texas Anti-Retaliation Act, Chapter 21 of the Texas Labor Code, and the Texas Whistleblower Act).
(b)
Exceptions. Notwithstanding the foregoing, you are not releasing the Releasees hereby from: (i) any obligation to indemnify you pursuant to the Articles and Bylaws of the Company or any of the other Releasees, any valid fully executed indemnification agreement with the Company or any of the other Releasees, applicable law, or applicable directors and officers liability insurance; (ii) any claims that cannot be waived by law; or (iii) any claims for breach of this Agreement.
(c)
Protected Rights. You understand that nothing in this Agreement limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Department of Justice, the Securities and Exchange Commission, or any other government agency, law enforcement agency, or commission (“Government Agencies”). You further understand this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Agreement does not limit your right to receive a government-issued award for information provided to any Government Agency in connection with a government whistleblower program or protected whistleblower activity, you understand and agree that, to maximum extent permitted by law, you are otherwise waiving any and all rights you may have to individual relief based on any claims that you have released and any rights you have waived by signing this Agreement. Nothing in this Agreement waives any rights you may have under Section 7 of the National Labor Relations Act (subject to the release of claims set forth herein).
(d)
ADEA Release. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you have under the ADEA, and that the consideration given for the waiver and releases you have given in this Agreement is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised, as required by the ADEA, that: (a) your waiver and release does not apply to any rights or claims arising after the date you sign this Agreement; (b) you should consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so); (c) you have twenty-one (21) calendar days to consider this Agreement (although you may choose voluntarily to sign it sooner); (d) you have seven (7) calendar days following the date you sign this Agreement to revoke this Agreement (in a written revocation sent to the undersigned Company representative); and (e) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after you sign this Agreement provided that you do not revoke it. You agree that changes, whether material or immaterial, do not restart the running of the 21-day period.
2.
Return of Company Property. You agree that, by the Separation Date, you will return to the Company all Company documents (and all copies thereof) and other Company property in your possession or control, including, but not limited to, Company files, notes, drawings, records, plans, forecasts, reports, studies, analyses, proposals, agreements, drafts, financial and operational information, research and development information, sales and marketing information, customer lists, prospect information, pipeline reports, sales reports, personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computing and electronic devices, mobile telephones, servers), credit cards, entry cards, identification badges, and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions or embodiments thereof in whole or in part). You agree that you will make a diligent search to locate any such documents, property, and information by the close of business on the Separation Date or as soon as possible thereafter. If you have used any personally owned computer or other electronic device, server, or e-mail system to receive, store, review, prepare, or transmit any Company confidential or proprietary data, materials or information, by the Separation Date, you shall provide the Company with a computer-useable copy of such information and then permanently delete and expunge such Company confidential or proprietary information from those systems; and you agree to provide the Company access to your system as requested to verify that the necessary copying and/or deletion is completed. You agree that, as of the Separation Date, you are no longer authorized to access Company confidential information and systems, including, without limitation, Company email and software programs, and you will not attempt to access or gain entry to such information or systems.
3.
Proprietary Information Obligations. You acknowledge and reaffirm your continuing obligations under your Employee Confidential Information and Inventions Assignment Agreement (the “Confidentiality Agreement”), which you acknowledge previously executing in the Company’s standard form.
4.
Post-Employment Obligations.

(a) Confidential Information. You agree at all times hereafter to hold in the strictest confidence, and not to use or disclose to any person or entity, any Confidential Information of the Company and biote Corp. You understand that “Confidential Information” means any Company and biote Corp. proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, customer lists and customers (including, but not limited to, customers of the Company on whom you have called or with whom you became acquainted during the term of your employment), markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances, or other business information disclosed to you by the Company or biote Corp. either directly or indirectly, in writing, orally, or by drawings or observation of parts or equipment. You further understand that Confidential Information does not include any of the foregoing items that have become publicly known and made generally available through no wrongful act of yours or of others who were under confidentiality obligations as to the item or items involved or improvements or new versions thereof. You hereby grant consent to notification by the Company to any new employer about your obligations under this paragraph. You represent that you have not to date misused or disclosed Confidential Information to any unauthorized party.

(b) Assignment of Intellectual Property. To the fullest extent permitted by the applicable law, you agree that all right, title, and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements, designs, discoveries, ideas, know-how, trademarks, and trade secrets, whether or not patentable or registrable under copyright or similar laws, that you may have solely or jointly authored, conceived, developed, or reduced to practice during the period of time you were in the employ of the Company (including during your off-duty hours), or with the use of Company’s equipment, supplies, facilities, or Company confidential information (collectively, “Inventions”), are the sole property of the Company. You also agree to assign, and hereby irrevocably and unconditionally assigns fully to the Company, all of your right, title and interest in and to Inventions, including all intellectual property rights therein. You further acknowledge that all original works of authorship that are made by you (solely or jointly with others) within the scope of and during the period of your employment with the Company and that are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act. You understand and agree that the decision whether or not to commercialize or market any Inventions is within the Company’s sole discretion and for the Company’s sole benefit, and that no royalty, other consideration, or attribution will be due to you as a result of the Company’s efforts to commercialize or market any such Inventions. You further agree to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the Inventions in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, and all other instruments that the Company shall deem proper or necessary in order to apply for, register, obtain, maintain, defend, and enforce such rights, and in order to deliver, assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title, and interest in and to all Inventions, and testifying in a suit or other proceeding relating to such Inventions.

(c) Covenant Not to Compete. You agree that for a period of twelve (12) months immediately following the later of the Effective Date and the Separation Date you will not, without the prior written consent of the Company, whether paid or not: (i) serve as a partner, principal, licensor, licensee, employee, consultant, officer, director, manager, agent, affiliate, representative, advisor, promoter, associate, investor, or otherwise for, (ii) directly or indirectly, own, purchase, organize or take preparatory steps for the organization of, or (iii) build, design, finance, acquire, lease, operate, manage, control, invest in, work or consult for or otherwise join, participate in or affiliate you with, any business whose business, products or operations are in any respect involved in the Covered Business. For the purposes of this Agreement, “Covered Business” shall mean any person, organization, or business offering any product, service, or process or the research and development thereof that competes with a product, service, or process, including the research and development thereof, of the Company with which you worked directly or indirectly during your employment by Company or about which you acquired Confidential Information during your employment by Company. The foregoing covenant shall cover your activities in every part of the Territory. “Territory” shall mean (i) all counties in the State of Texas; (ii) all states of the United States of America; and (iii) all countries in the world. During the term of this covenant, you agree to provide written notification to the Company as to the name and address of any new employer, the position that you expect to hold, and a general description of your duties and responsibilities, at least three (3) business days prior to starting such employment.

(d) Non-Solicitation of Customers. You agree that for a period of twelve (12) months immediately following the Effective Date, you shall not contact, or cause to be contacted, directly or indirectly, or engage in any form of oral, verbal, written, recorded, transcribed, or electronic communication with any Customer for the purposes of conducting business that is competitive or similar to that of the Company or for the purpose of disadvantaging the Company’s business in any way. For the purposes of this Agreement, “Customer” shall mean all persons or entities that have used or inquired of the Company’s services at any time during the two-year period preceding the Effective Date. You acknowledge and agree that the Customers did not use or inquire of the Company’s services solely as a result of your efforts, and that the efforts of other Company personnel and resources are responsible for the Company’s relationship with the Customers. You further acknowledge and agree that the identity of the Customers is not readily ascertainable or discoverable through public sources, and that the Company’s list of Customers was cultivated with great effort and secured through the expenditure of considerable time and money by the Company.

(e) Non-Solicitation of Employees. You agree that for a period of twelve (12) months immediately following the Effective Date, you will not directly or indirectly hire, solicit, or recruit, or attempt to hire, solicit, or recruit, any employee of the Company to leave their employment with the Company, nor will you contact any employee of the Company, or cause an employee of the Company to be contacted, for the purpose of leaving employment with the Company. You also acknowledge that the identity of the Company’s employees is confidential, and therefore you agree to not reveal the identity of any employees to any third parties without the Company’s written consent, subject to the “Protected Rights” section above.

(f) Non-Solicitation of Others. You agree that for a period of twelve (12) months immediately following the Effective Date, you will not solicit, encourage, or induce, or cause to be solicited, encouraged or induced, directly or indirectly, any franchisee, joint venture, supplier, vendor or contractor who conducted business with the Company at any time during the two year period preceding the Effective Date, to terminate or adversely modify any business relationship with the Company or not to proceed with, or enter into, any business relationship with the Company, nor shall you otherwise interfere with any business relationship between the Company and any such franchisee, joint venture, supplier, vendor or contractor.

(g) Acknowledgements. In the event of your breach or violation of this section, or good faith allegation by the Company of your breach or violation of this Section, the restricted periods set forth in this Section shall be tolled until such breach or violation, or dispute related to an allegation by the Company that you have breached or violated this Section, has been duly cured or resolved, as applicable. The covenants contained in this Section shall be construed as a series of separate covenants, one for each city, county, and state of any geographic area in the Territory. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenants contained above. If, in any judicial or arbitral proceeding, a court or arbitrator refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be revised, or if revision is not permitted it shall be eliminated from this Agreement, to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. In the event that the provisions of this Section are deemed to exceed the time, geographic or scope limitations permitted by applicable law, then such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, then permitted by such law. In the event that the applicable court or arbitrator does not exercise the power granted to it in the prior sentence, you and the Company agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

5.
Confidentiality. The provisions of this Agreement will be held in strictest confidence by you and will not be publicized or disclosed by you in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement in confidence to your immediate family and to your attorneys, accountants, tax preparers and financial advisors; (b) you may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law; and (c) you may disclose this Agreement to the extent permitted by the

“Protected Rights” Section above or in furtherance of your rights under Section 7 of the National Labor Relations Act, if applicable.
6.
Non-disparagement. Except to the extent permitted by the “Protected Rights” Section above, you agree to refrain from making any disparaging statements about the Company or any of the other Releasees, including, without limitation, the business, products, intellectual property, financial standing, future, or employment/compensation/benefit practices of the Company or any of the other Releasees; provided that you may respond accurately and fully to any request for information if required by legal process or in connection with a governmental investigation. In addition, nothing in this provision or this Agreement prohibits or restrains you from making disclosures protected under the whistleblower provisions of federal or state law or from exercising your rights to engage in protected speech under Section 7 of the National Labor Relations Act, if applicable.
7.
No Voluntary Adverse Action. You agree that you will not voluntarily (except in response to legal compulsion or as permitted under the “Protected Rights” Section above) assist any person in bringing or pursuing any proposed or pending litigation, arbitration, administrative claim or other formal proceeding against the Company, its parent or subsidiary entities, affiliates, officers, directors, employees, or agents.
8.
No Admissions. You understand and agree that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by the Company to you or to any other person, and that the Company makes no such admission.
9.
Breach; Attorneys’ Fees. You acknowledge and agree that any material breach of this Agreement, unless such breach constitutes a legal action by you challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, or its exhibits (if any), shall entitle the Company immediately to recover and/or cease providing the consideration provided to you under this Agreement and to obtain damages and injunctive relief, except as provided by law, provided, however, that the Company shall not recover Fifty Dollars ($50.00) of the consideration already paid pursuant to this Agreement and such amount shall serve as full and complete consideration for the promises and obligations assumed by you under this Agreement and its exhibits (if any). In addition, except with regard to a legal action challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, in the event that the Company prevails in an action to enforce or effect its rights under this Agreement or its exhibits (if any), the Company shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, and reasonable attorneys’ fees incurred in connection with such an action.
10.
Representations. You hereby represent that you have: been paid all compensation owed and for all hours worked; received all leave and leave benefits and protections for which you are eligible pursuant to the Family and Medical Leave Act, or otherwise; and not suffered any on-the-job injury for which you have not already filed a workers’ compensation claim. In addition, you hereby represent that, prior to your execution of this Agreement, you have not engaged in any knowing or intentional wrongful or fraudulent conduct which resulted in, or was reasonably likely to result in, material harm to the Company, and you agree that you will not engage in such conduct following your execution of this Agreement.
11.
Dispute Resolution. You and the Company agree that any and all disputes, claims, or controversies of any nature whatsoever arising from, or relating to, this Agreement or its interpretation, enforcement, breach, performance, or execution, or any of the matters herein released (collectively, “Claims,” each a “Claim”), shall be resolved, pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16, and to the fullest extent permitted by law, by final, binding, and confidential arbitration at a location closest to where you last worked for the Company or another mutually agreeable location. The arbitration shall be conducted before a single neutral arbitrator by JAMS, Inc. (“JAMS”) or its successor, under the then applicable JAMS Comprehensive Arbitration Rules and Procedures (currently available at https://www.jamsadr.com/rules-comprehensive-arbitration) (“JAMS Rules”) and Texas law. Both you and the Company opt into the Expedited Procedures under the JAMS Rules. The arbitrator shall apply substantive and procedural Texas law to any dispute or claim, without reference to any conflict-of-law provisions of any jurisdiction. To the extent that the JAMS Rules conflict with Texas law, Texas law shall take precedence. The parties agree that punitive damages shall not be available in arbitration. By agreeing to this arbitration procedure, both you and the Company waive the right to have any Claim resolved through a trial by jury or judge or an administrative proceeding. This Section shall not apply to any action or claim that cannot be subject to mandatory arbitration as a matter of law. The arbitrator shall have sole authority for determining if a Claim is subject to arbitration, and any other procedural questions related to the dispute and bearing on the final disposition. In addition, the arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. You and the Company shall each pay half the costs and expenses of the arbitration and each pay for its respective attorneys’ fees and costs, except as prohibited by law. To the extent JAMS does not collect or you otherwise do not pay to JAMS an equal share of all JAMS’ arbitration fees for any reason, and the Company pays JAMS your share, you acknowledge and agree that the Company shall be entitled to recover from you half of the JAMS arbitration fees invoiced to the parties (less any amounts you paid to JAMS) in a federal or state court of competent jurisdiction. Nothing in this letter agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.
12.
Effective Date. You understand that this Agreement shall be null and void if not executed by you, and returned to the Company, within twenty-one (21) calendar days after receipt of the Agreement from the Company. This Agreement will become effective on the eighth day after you sign it, so long as it has been signed by the parties and has not been revoked by either party before that date (the “Effective Date”).
13.
Miscellaneous. This Agreement constitutes the complete, final, and exclusive embodiment of the entire agreement between you and the Company with regard to its subject matter, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Agreement and your relationship with the Company, including under any applicable offer letter or employment agreement, provided, however, that nothing in this Agreement modifies, supersedes, voids, or otherwise alters your Confidentiality Agreement or other documents specifically identified in this agreement (except as expressly modified herein), or any other continuing obligations you owe the Company which survive the termination of your employment. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties, or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable to the fullest extent permitted by law, consistent with the intent of the parties. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of Texas without regard to conflict of laws principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement shall be in writing and shall not be deemed to be a waiver of any successive breach. This Agreement may be executed in counterparts and electronic or facsimile signatures will suffice as original signatures. You acknowledge that you have been advised that you should consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so).

If this Agreement is acceptable to you, please sign below and return the original to me.

We wish you the best in your future endeavors.

Sincerely,

By:/s/Marc Beer

Marc Beer

Executive Chairman

I have read, understand and agree fully to the foregoing Agreement:

/s/Bret Christensen

Bret Christensen

6/1/2026

Date